EXHIBIT 107

Form S-1

(Form Type)

Allurion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon conversion of Series A Preferred Stock	Rule 457(c)	2,260,159(2)	0.64(3)	$1,446,501.76	0.00014760	$213.51

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying warrants to purchase Series A Preferred Stock	Rule 457(c)	2,260,159(4)	0.64(3)	$1,446,501.76	0.00014760	$213.51

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying convertible notes	Rule 457(c)	30,499,107(5)	$0.64(3)	$19,519,428.48	0.00014760	$2,881.07

Fees previously Paid	Equity	Common Stock, par value $0.0001 per share, underlying convertible notes	Rule 457(c)	30,191,900(5)	$1.58(6)	$47,703,202	0.00014760	$7,041.00

	Total Offering Amounts					$70,115,634		$10,349.09

	Total Fees Previously Paid							$7,041.00(7)

	Total Fee Offsets							$—

	Net Fee Due							$3,308.09

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share, of the registrant (“Common Stock”) as may be issued or issuable because of share split, share dividend, recapitalization, exchange or similar event or otherwise.

(2)	Representing 2,260,159 shares of Common Stock issuable upon conversion of Series A non-voting convertible preferred stock, par value $0.0001 per share, of the registrant (“Series A Preferred Stock”).
(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.64, which is the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 26, 2024.

(4)	Representing 2,260,159 shares of Common Stock underlying shares of Series A Preferred Stock issuable upon the exercise of warrants to purchase Series A Preferred Stock.
(5)	Representing shares of Common Stock issuable upon conversion of convertible notes in the aggregate principal amount of $48,000,000.
(6)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.58, which is the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 29, 2024.

(7)	The Registrant previously paid registration fees of $7,041.00 in connection with the initial filing of this Registration Statement on Form S-1 on May 31, 2024.